Exhibit 10.19(b)

AGREEMENT DATED AS OF NOVEMBER 9, 2016 BY AND BETWEEN KOHL'S DEPARTMENT STORES, INC., KOHL'S CORPORATION AND WESLEY S. MCDONALD
THIS LETTER AGREEMENT (the “Letter Agreement”) shall serve to memorialize our agreements with respect to the terms of your retirement and as an amendment of certain specific terms of the June 10, 2015 Amended and Restated Employment Agreement (the “Employment Agreement”) between you and Kohl’s Department Stores, Inc. and Kohl’s Corporation (collectively referred to as “Company”). In the event of any conflict between this Letter Agreement and the Employment Agreement, this Letter Agreement shall control.
1. Retirement on Transition Date.
Pursuant to your request, we have agreed that you will retire from full-time day to day service as Company’s Chief Financial Officer (“CFO”) on a future date which shall be mutually agreed upon, but no later than July 1, 2017 (such date as agreed upon is referred to in this Letter Agreement as the “Transition Date”). Except as expressly set forth in this Letter Agreement, you formally resign from all offices, positions, titles and capacities you now hold or have held with Company and its affiliates, effective on the Transition Date. Company hereby accepts this resignation. You acknowledge and agree that, provided you do not voluntarily terminate your employment with Company or Company does not terminate your employment for Cause (as defined in the Employment Agreement) prior to the Transition Date, (1) your retirement shall be considered a “Termination by Resignation” pursuant to Section 3.1(e) of the Employment Agreement and (2) for purposes of Company’s nonqualified deferred compensation plans, the Transition Date shall be the date of your “separation from service” as determined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). From the date of this Letter Agreement until the Transition Date, you will continue in your current capacity as Chief Financial Officer and an Executive Officer, managing the business and your team in a “business as usual” manner. As of the date of this Letter Agreement, you agree and acknowledge that the terms of this Letter Agreement supersede and replace any rights you may have upon a termination of employment under Section 3.2 of your Employment Agreement and as of the Transition Date, the term of your employment as CFO under the Employment Agreement shall expire.
2. Transition Period.
Notwithstanding the expiration of your term of employment as CFO under the Employment Agreement on the Transition Date, for a period of one (1) year beyond the Transition Date (the “Transition Period”) you will continue to be an employee of Company as a non-executive Senior Advisor. During the Transition Period, you agree to be available for reasonable periods of time to provide transitional assistance or to work on special projects, all at the discretion of the Chief Executive Officer of Company. For as long as you provide such assistance and work on special projects as requested during the Transition Period, you will continue to earn and receive your current level of salary and benefits during the Transition Period, except as otherwise provided in this Letter Agreement. To the extent you provide the services requested during the Transition Period, you will be eligible for full, non-prorated participation in the Fiscal 2016 and 2017 Annual Incentive Plans. You will not be eligible to participate in the Annual Incentive Plan for Fiscal 2018 or for any year thereafter. Except as otherwise provided in this Letter Agreement, you will continue to be treated as an employee for purposes of all of Company’s benefit plans during the Transition Period except for Company’s nonqualified deferred compensation plans. At the end of the Transition Period your employment with Company will end and you will be entitled to no further compensation or benefits but for those provided by this Letter Agreement. At the end of the Transition Period or, if earlier, upon request by Company, you agree to immediately return to Company all documents, records, and materials belonging and/or relating to Company, and all copies of all such materials. At the end of the Transition Period, or if earlier, upon request Company, you further agree to destroy such records maintained by you on your own computer equipment.
3. Equity Awards.
From the date of this Letter Agreement, you will no longer be eligible for any equity awards such as stock options, performance share units or restricted shares under Company’s Long-Term Compensation Plans. Provided you remain employed until the Transition Date in accordance with Paragraph 1 above and that you provide the services requested during the Transition Period in accordance with Paragraph 2 above, Company will treat your retirement as an “early retirement” for purposes of all of your outstanding stock options and as an “retirement” for

Exhibit 10.19(b)

purposes of all of your outstanding performance share units held by you on the Transition Date, where the last day of your employment and your retirement date for purposes of those awards will be the last date of the Transition Period. In addition, provided that you remain employed until the Transition Date in accordance with Paragraph 1 above, any of your restricted shares that are scheduled to vest during the Transition Period shall immediately vest on the Transition Date. From the date of this Letter Agreement until the Transition Date, any provisions in your restricted share award agreements and the Long Term Incentive Plans regarding accelerated vesting in the event of a termination of your employment by Company without cause or by you for good reason or in the event of a change of control of Company shall not apply to your outstanding restricted shares.
In the event of your death or Disability or in the event of a Change of Control (all terms as defined in the Long-Term Compensation Plans or applicable award agreements) during the Transition Period, no accelerated vesting under any awards shall occur as a result of any such event and instead, the vesting that would apply in the event you had continued to perform services during the Transition Period will apply to such awards (i.e., as a retirement). Except as otherwise provided in this Paragraph 3, all other terms and conditions of your equity awards under Company’s Long-Term Compensation Plans shall be as provided in the applicable award agreements.
4. Health Insurance Benefits.
Provided you remain employed until the Transition Date in accordance with Paragraph 1 above and that you provide the services requested during the Transition Period in accordance with Paragraph 2 above, for an unlimited period of time following the Transition Period you may continue to participate in Company’s executive health insurance program and supplemental executive medical plan, as provided to Company’s executives from time to time (the “Health Insurance Benefits”). In the event of your death, the Health Insurance Benefits shall continue to be available to your eligible dependents, in each case for as long as each individual would have continued to qualify as an eligible dependent under the terms of the applicable insurance and medical plans had you been living.

Company’s responsibility to provide the Health Insurance Benefits described in the preceding paragraph shall at all times be contingent upon:

(1)	The Health Insurance Benefits being reasonably available to Company with respect to you and your eligible dependents, as the case may be; and

(2)
You or your eligible dependents, as the case may be, shall reimburse Company for all premiums paid for the Health Insurance Benefits, as determined by Company in good faith from time to time. Company shall provide a quarterly invoice for such reimbursement. The current premium for your Health Insurance Benefits is $1,208.51 per month.

Company’s responsibility to provide the Health Insurance Benefits described in this Letter Agreement will cease forever on the date on which you first become eligible for health insurance coverage under another employer’s group health insurance plan. You shall inform Company in writing within five (5) calendar days of your becoming eligible for such coverage.

In no event will the Health Insurance Benefits in one taxable year affect the amount of Health Insurance Benefits to be provided in any other taxable year, nor will your right to Health Insurance Benefits be subject to liquidation or exchange for another benefit.

5. Release of Claims.
(1)    In exchange for the benefits provided to you upon execution of this Letter Agreement and throughout the Transition Period, which you acknowledge are greater in their totality than those which you would receive absent this Letter Agreement, you agree, on behalf of yourself, your heirs, successors and assigns, to release Company, its parents, subsidiaries, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, agents, and employees (“Released Parties”), from any claims arising on or before the date you sign this Letter Agreement. This release includes, but is not limited to, giving up any claims related in any way to your employment by Company, your resignation and transition of employment with Company and wages and other remuneration, including, but not limited to, any current or former severance, bonus or other incentive plans or programs offered by Company, except as explicitly provided for in this

Exhibit 10.19(b)

Letter Agreement. This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you, and includes, but is not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorneys’ fees, costs, and expenses, and, without limiting the generality of the foregoing, all claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, the Wisconsin Fair Employment Act, the Wisconsin Wage Claim and Payment Law, the Wisconsin Cessation of Health Care Benefits Law, the Wisconsin Family and Medical Leave Law, the Wisconsin Personnel Records Statute, the Wisconsin Employment Peace Act, all as amended, or any other federal, state or local law, statute or ordinance affecting your employment with or transition from employment with Company.
However, this release of claims does not apply to any claims that may arise after the date you execute this Letter Agreement, nor does this release of claims apply to or affect any claim that controlling law clearly states may not be released, including by settlement. This general release does not apply to any vested rights that you may have in Company’s 401(k) plan. Likewise, this release shall not prevent, restrict or in any way limit your right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission) or participate in an investigation or proceeding initiated or conducted by a government agency; provided, however, this release of claims does prevent you from making any personal recovery against Company or the Released Parties, including the recovery of money damages, as a result of filing a charge or complaint with a government agency against Company and/or any of the Released Parties.

(2)     In exchange for the benefits provided to you under this Letter Agreement at the completion of and following the Transition Period, which you acknowledge are greater in their totality than those which you would receive absent this Letter Agreement, you agree to sign and return the Complete and Permanent Release (“Release”) which is attached hereto as Exhibit A; provided, however, that you may not sign the Release until after the last day of the Transition Period, and the signed Release must be delivered to Company on or before the twenty-one (21st) day following the last day of the Transition Period. You acknowledge and agree that upon your failure to sign and return the Release to Company in a timely manner or your revocation of the Release as specified in Exhibit A, Company’s obligation to furnish the benefits provided to you under this Letter Agreement at the completion of and following the Transition Period, will automatically be terminated.
6. Confidentiality. You acknowledge and agree that, as an integral part of its business, Company has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to Company’s business and competitive position in the marketplace.  You further acknowledge and agree that in your position with Company, Company provided and continues to provide you with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses.  As a result, you acknowledge and agree that the following restrictions contained in this Paragraph 6 are reasonable, appropriate and necessary for the protection of Company’s confidential, proprietary and trade secret information.  For purposes of this Paragraph 6, the term “Company” means Kohl’s Department Stores, Inc. and its parent companies, subsidiaries and other affiliates.
(1)From the date you sign this Letter Agreement and thereafter, you will not directly or indirectly use or disclose any Trade Secrets.  The term “Trade Secret” shall have that meaning set forth under applicable law. This term is deemed by the Company to specifically include all of Company’s computer source, object or other code and confidential information received from a third party with whom the Company has a binding agreement restricting disclosure of such confidential information. Nothing in this Letter Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide Company with greater rights or protections for a longer duration than provided in this Letter Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other

Exhibit 10.19(b)

document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public.  You are further notified that if you file a lawsuit for retaliation by Company for reporting a suspected violation of law, you may disclose Company’s Trade Secrets to your attorney and use the Trade Secret information in the court proceeding, provided that, you file any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

(2)From the date you sign this Letter Agreement through the Transition Period and for a period of two (2) years following the end of the Transition Period, you will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exclusions set forth below. The term “Confidential Information” shall mean all non-Trade Secret information of, about or related to Company, whether created by, for or provided to Company, which is not known to the public or Company’s competitors, generally, including, but not limited to  strategic growth plans, pricing policies and strategies, employment records and policies, operational methods, marketing plans and strategies, advertising plans and strategies, product development techniques and plans, business acquisition and divestiture plans, resources, sources of supply, suppliers and supplier contractual relationships and terms, technical processes, designs, inventions, research programs and results, source code, short-term and long-range planning, projections, information systems, sales objectives and performance, profit and profit margins, and seasonal plans, goals and objectives. Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Paragraph 6 shall not apply to, any information which: (i) can be demonstrated by you to have been known by you prior to your employment by Company; (ii) is or becomes generally available to the public through no act or omission on your part; (iii) is obtained by you in good faith from a third party who discloses such information to you on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by you outside the scope of your employment without use of Confidential Information or Trade Secrets.

This Paragraph 6 shall supersede and replace Article IV of the Employment Agreement.
7. Restricted Services.  You acknowledge and agree that Company is one of the leading retail companies in the United States, with department stores throughout the United States, and that Company compensated and continues to compensate executives like you to, among other things, develop and maintain valuable goodwill and relationships on Company’s behalf (including relationships with customers, suppliers, vendors, employees and other associates) and to maintain business information for Company’s exclusive ownership and use.  As a result, you acknowledge and agree that the restrictions contained in this Paragraph 7 are reasonable, appropriate and necessary for the protection of Company’s goodwill, customer, supplier, vendor, employee and other associate relationships and Confidential Information and Trade Secrets.  You further acknowledge and agree that the restrictions contained in this Paragraph 7 will not pose an undue hardship on you or your ability to find gainful employment.  For purposes of this Paragraph 7, the term “Company” means Kohl’s Department Stores, Inc. and its parent companies, subsidiaries and other affiliates.
From the date you sign this Letter Agreement through the Transition Period and for the one (1) year period following the end of the Transition Period, you will not, directly or indirectly, provide Restricted Services (defined below) to or on behalf of any Competitive Business (defined below) or directly or indirectly, provide any Competitive Business with any advice or counsel in the nature of Restricted Services. The term “Restricted Services” shall mean services of any kind or character comparable to those you provided to Company during the eighteen (18) month period immediately preceding the date you sign this Letter Agreement. The term “Competitive Business” means Amazon.com, Inc., Belk, Inc., Bon-Ton Stores, Inc., Burlington Stores, Inc., Dillard’s, Inc., J.C. Penney Company, Inc., Macy’s, Inc., Nordstrom Co., Ross Stores, Inc., Sears Holdings Corporation, Stage Stores, Inc., Target Corporation, The Gap, Inc., The TJX Companies, Inc. and Walmart Stores, Inc., including any successors, subsidiaries or affiliates of such entities.
This Paragraph 7 shall supersede and replace Article V of the Employment Agreement.
8. Business Ideas and Non-Disparagement.

Exhibit 10.19(b)

(1)    You shall immediately disclose to Company a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which you currently hold an interest.   Company will own, and you hereby assign to Company, all rights in all Business Ideas.  All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by United States Copyright Law.  Any works that are not found to be “works for hire” are hereby assigned to Company.  From the date you sign this Letter Agreement through the Transition Period and for one (1) year following the end of the Transition Period, you will promptly disclose all Business Ideas to Company and execute all documents which Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.  You will cooperate with Company to assist Company in perfecting its rights to any Business Ideas including executing all documents which Company may reasonably require.  For purposes of this Paragraph 8, the term “Company” means Kohl’s Department Stores, Inc. and its parent companies, subsidiaries and other affiliates.  The term “Business Ideas” means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which you originate, discover or develop, either alone or jointly with others while you are employed by Company and for one (1) year thereafter and which are: (i) related to any business known by you to be engaged in or contem-plated by Company; (ii) originated, discovered or developed during your working hours during your employment with Company; or (iii) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by Company.
(2)    You agree not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees.  Company agrees not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair your reputation. Nothing contained in this Paragraph 8 shall preclude either party or their representatives from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

This Paragraph 8 shall supersede and replace Article VI of the Employment Agreement.
9. Employee Non-Solicitation. From the date you sign this Letter Agreement through the Transition Period and for a period of one (1) year following the end of the Transition Period, you shall not directly or indirectly encourage any Company employee to terminate his/her employment with Company unless you do so in the course of performing your duties for Company and such encouragement is in Company’s best interests.  For purposes of this Paragraph 9, the term “Company” means Kohl’s Department Stores, Inc. and its parent companies, subsidiaries and other affiliates. This Paragraph 9 shall supersede and replace Article VII of the Employment Agreement.

10. General Provisions.

10.1     Consistency With Applicable Law. You acknowledge and agree that nothing in this Agreement prohibits you from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.

10.2    Severability.  The obligations imposed by, and the provisions of, this Letter Agreement are severable and should be construed independently of each other.  If any court of competent jurisdiction determines that any provision of this Letter Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.

10.3    Assignability.  This Letter Agreement and the rights and duties set forth herein may not be assigned by you, but may be assigned by Company, in whole or in part.  This Letter Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

10.4    Effect of Breach.  In the event that you breach any provision of this Letter Agreement or any restrictive covenant agreement between Company and you, you agree that Company may suspend all payments and benefits

Exhibit 10.19(b)

to you as a result of this Letter Agreement, recover from you any damages suffered as a result of such breach and recover from you any reasonable attorneys’ fees or costs it incurs as a result of such breach.  In addition, you agree that Company shall be entitled to injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by you of any provision of this Letter Agreement.

10.5    Governing Law; Construction.  This Letter Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the draftsman hereof.

Please confirm your agreement with the foregoing by signing and returning to the Corporation a copy of this letter.
KOHL’S DEPARTMENT STORES, INC.

KOHL’S CORPORATION

By:    /s/ Kevin Mansell
Kevin Mansell
Chairman, President & Chief Executive Officer

Accepted and agreed to as of this 9th day of November, 2016.

By:    /s/ Wesley S. McDonald
Wesley S. McDonald

Exhibit 10.19(b)

EXHIBIT A
COMPLETE AND PERMANENT RELEASE
* NOT VALID IF EXECUTED BEFORE COMPLETION OF TRANSITION PERIOD *

Kohl’s Corporation and Kohl’s Department Stores, Inc. (collectively referred to as the “Company”) and Wesley S. McDonald (“Executive”) are party to a Transition Letter Agreement, dated November 9, 2016 (“Letter Agreement”). The Letter Agreement provides, in relevant part, that in consideration for the Company’s provision of benefits to Executive at and after the end of the Transition Period (as defined in the Letter Agreement), Executive will execute this Complete and Permanent Release (“Release”). In exchange for this consideration, the sufficiency of which Executive acknowledges, Executive agrees as follows:
1.Executive, on behalf of himself, his heirs, successors, and assigns, releases the Company, its parents, subsidiaries, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, agents, and employees (“Released Parties”) from any and all claims Executive may have against the Released Parties arising out of or relating to any act, omission, matter, cause or event occurring prior to the date hereof.
2.The claims released include, but are not limited to, those arising out of or relating in any way to Executive’s employment with the Company, the Transition Period (as that term is defined in the Letter Agreement), the conclusion of Executive’s employment, or any actions or inactions of the Company relating to Executive in any way, including but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorneys’ fees, costs, and expenses, and, without limiting the generality of the foregoing, all claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, the Wisconsin Fair Employment Act, the Wisconsin Wage Claim and Payment Law, the Wisconsin Cessation of Health Care Benefits Law, the Wisconsin Family and Medical Leave Law, the Wisconsin Personnel Records Statute, the Wisconsin Employment Peace Act, all as amended, or any other federal, state or local law, statute or ordinance affecting your employment with or transition from employment with Company. Executive’s acceptance of this Release also will release any and all claims under the federal Age Discrimination in Employment Act (“ADEA”).
3.This Release applies both to claims that are now known or are later discovered. However, this Release does not apply to any claims that may arise after the date Executive executes this Release, nor does this Release apply to any claims that may not be released under applicable law. Likewise, this Release does not apply to or affect claims for benefits under applicable worker’s compensation laws, or any claim that controlling law clearly states may not be released, including by settlement. This Release does not apply to any vested rights that Executive may have in the Company’s qualified retirement plan or benefits specifically provided for in the Letter Agreement. This Release shall not limit or restrict Executive’s right under the ADEA to challenge the validity of this Release in a court of law and such challenge shall not be considered a breach of this Release. By signing below, Executive acknowledges and agrees that, as of the date Executive signs this Release, there are no pending complaints, charges, or lawsuits filed by Executive against the Company or any of the Released Parties, and further acknowledges that Executive is the sole and lawful owner of all rights, title, and interest in and to all matters released under this Release and that Executive has not assigned or transferred (or purported to assign or transfer) any of such released matters to any person or entity.
4.Executive acknowledges that this Release shall not prevent, restrict or in any way limit Executive’s right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission (“SEC”)) or participate in an investigation or proceeding initiated or conducted by a government agency; provided, however, this Release shall preclude Executive from making any personal recovery against the Released Parties, including the recovery of money damages, as a result of filing a charge or complaint with a government agency against any of the Released Parties. Notwithstanding this Paragraph 4, nothing contained in this Release shall impede Executive’s ability to report possible federal securities law violations to the SEC and other governmental agencies.
5.As used in this Release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action (whether arising in law or equity),” “damages,” “demands,” “obligations,” “grievances,” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

Exhibit 10.19(b)

6.The Company wishes to ensure that Executive voluntarily agrees to the terms contained in this Release and does so only after Executive fully understands them. Accordingly, the following provisions shall apply:
(A)Executive has been advised, and is hereby advised, to consult with an attorney of Executive’s choosing before signing this Release;
(B)Executive acknowledges and agrees that Executive has read this Release, understands its contents, and may accept its terms by signing and dating it (which date shall be no earlier than the first day after the end of the Transition Period), and returning the signed and dated Release, via mail, hand delivery, or overnight delivery so that it is received by General Counsel, Kohl’s Department Stores, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, WI 53055 on or before 5:00 p.m. Central Time on the 21st calendar day following the end of the Transition Period;
(C)Executive understands that this Release includes a final general release, including a release of all claims under the ADEA;
(D)Executive understands that Executive has seven (7) calendar days after signing this Release to revoke Executive’s acceptance of it (“Revocation Period”). Such revocation will not be effective unless written notice of the revocation is received, via mail, hand delivery, or overnight delivery so that it is received by General Counsel, Kohl’s Department Stores, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, WI 53055, on or before 5:00 p.m. Central Time on the first workday following the end of the Revocation Period; and
(E)If Executive gives timely notice of revocation of this Release, it shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Release’s terms, shall be restored.
7.This Release shall be binding on the successors of the Company and Executive, is not assignable by Executive, and is governed by Wisconsin law without regard to its principles of conflict of laws.
This Release and Executive’s entitlement to additional benefits under the Letter Agreement will not be effective until Executive has signed and delivered this Release, as provided in Paragraph 6(B), above, and Executive has declined to exercise Executive’s revocation rights within the Revocation Period.

I agree with and accept the terms contained in this
Release and agree to be bound by them.

Dated:
Wesley S. McDonald